Exhibit 99.1

AITX’s RAD ROAMEO Books a Busy Nationwide Sales Demonstration Tour

Nationwide Demonstrations Begin in June Across Major Industries, Highlighting ROAMEO’s Role in the Future of Security

Detroit, Michigan, May 19, 2025 – Artificial Intelligence Technology Solutions, Inc. (the Company), (OTCPK: AITX), through its wholly owned subsidiary Robotic Assistance Devices, Inc. (RAD), will begin a nationwide demonstration tour of its recently unveiled ROAMEO™ Gen 4 security robot starting in June. Designed to showcase ROAMEO’s autonomous patrol capabilities and rapid-response AI features, the tour includes live demonstrations at some of the country’s largest retail, healthcare, logistics, and entertainment properties. This strategic initiative follows RAD’s receipt of Frost & Sullivan’s prestigious 2024 Enabling Technology Leadership Award, recognizing the Company as a disruptor in autonomous security.

Stops on the ROAMEO Gen 4 demo tour include a large national retailer with over 20 locations, a major California entertainment complex, a logistics distribution hub with over 100-site footprint, two different healthcare networks representing more than 600 facilities combined, a leading state university, and a prominent auto dealership network with operations across multiple states and over 20 locations. These organizations, representing some of the most security-conscious and cost-sensitive industries, will experience firsthand how ROAMEO’s autonomous presence can modernize perimeter and campus patrols, reduce reliance on costly human guards, and enhance real-time awareness across vast properties.

ROAMEO Gen 4 is RAD’s next-generation mobile security robot, engineered for autonomous patrols across expansive outdoor environments. Towering at 6 feet 9 inches and weighing over 1,600 pounds, ROAMEO delivers a commanding presence while performing complex tasks like AI-powered threat detection, real-time engagement, and obstacle avoidance. Equipped with autonomous navigation and self-recharging capabilities, the device is purpose-built to take on the repetitive, high-cost duties typically assigned to human guards. Whether monitoring a busy campus parking structure or securing the perimeter of a logistics hub, ROAMEO Gen 4 delivers uninterrupted coverage, faster response, and measurable cost savings over traditional patrol models.

Several ROAMEO Gen 4 units are already on order, with initial deployments expected to begin in August and September. These early sales reflect rising demand from clients seeking to modernize their security infrastructure with solutions that are reliable, autonomous, and built to scale. The demo tour is expected to accelerate this momentum, offering key decision-makers a live, immersive look at how ROAMEO performs in real-world conditions.

RAD’s selection as the recipient of Frost & Sullivan’s 2024 Enabling Technology Leadership Award underscores the innovation behind ROAMEO Gen 4 and the broader RAD product lineup. In its evaluation, Frost & Sullivan highlighted RAD’s ability to deliver proactive security, reduce costs, and bridge the gap between autonomous technologies and human oversight. ROAMEO, with its SARA™ platform, embodies this vision, combining mobility, AI-driven engagement, and seamless integration into existing security operations.

“We believe ROAMEO represents the future of outdoor security, and this tour is about showing, not telling,” said Steve Reinharz, CEO/CTO of AITX and RAD. “Clients want solutions that work right now, that cut costs, and that deliver results without compromise. ROAMEO Gen 4 does exactly that. We’re thrilled to bring this technology directly to organizations that understand the value of innovation and are ready to make a change.”

Organizations interested in seeing ROAMEO Gen 4 in action are encouraged to schedule a private demonstration during the tour. Availability is limited, and priority will be given to enterprises with large outdoor properties or multi-site security needs. To request a demo and learn more about how ROAMEO can transform your physical security program, visit www.radsecurity.com or call 877-78-ROBOT.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

The Company’s operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, reinforcing the Company’s credibility with enterprise and government clients who require strict data protection and security compliance.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz

1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/